
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000832095
<NAME> KRUPP ISNURED MORTGAGE LIMITED PARTNERSHIP

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          MAR-31-1998
<PERIOD-END>                               MAR-31-1998
<CASH>                                       2,703,688
<SECURITIES>                               135,337,356<F1>
<RECEIVABLES>                                  893,764
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             2,872,017<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             141,806,825
<CURRENT-LIABILITIES>                           24,988
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   141,178,915<F3>
<OTHER-SE>                                     602,922<F4>
<TOTAL-LIABILITY-AND-EQUITY>               141,806,825
<SALES>                                              0
<TOTAL-REVENUES>                             2,705,683<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               644,553<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              2,061,130
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          2,061,130
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 2,061,130
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $112,791,572 and
Mortgage-Backed Securities ("MBS") of $22,545,784.
<F2>Includes prepaid acquisition fees and expenses of $9,338,087 net of accumulated amortization of $7,184,449 and prepaid participation servicing fees of
$3,087,921 net of accumulated amortization of $2,369,542.
<F3>Represents total equity of General Partners and Limited Partners. General
Partners deficit of ($303,735) and Limited Partners equity of $141,482,650.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $316,143 of amortization of prepaid fees and expenses.
<F7>Net income allocated $61,834 to the General Partners and $1,999,296 to the
Limited Partners. Average of net income per Limited Partner interest is $.13 on
14,956,896 Limited Partner interests outstanding.

